EXHIBIT 10.7

June 25, 2007

Mr. Carter Stewart
Gallatin Resources, LLC
314 East Thayer Avenue
Bismarck, North Dakota 58501

RE:	Offer to Purchase Plum Hill Prospect Yates County, New York

Dear Mr. Stewart:

The purpose of this letter is to set forth the basic terms and conditions under which Northern Oil and Gas, Inc. (NOGS) has agreed to acquire, and Gallatin Resources, LLC (Gallatin) has agreed to sell, certain oil and gas leases as described in Exhibit “A” (“Purchased Leases”) attached hereto and made a part hereof. When accepted in the manner hereinafter provided for, this Letter Agreement shall serve to set forth in writing the terms and conditions of such purchase and sale, which supersedes all prior correspondence, understands or agreements whether made verbally or in writing. It is NOGS sole responsibility to perform all due diligence, and otherwise conduct any geologic, operational and/or feasibility studies.

The basic terms are as follows:

NOGS agrees to pay $10,000.00 upon full execution of this Letter Agreement. The effectiveness of this Agreement is subject to the ability of NOGS to obtain a third party “fairness opinion” with regards to the terms of this transaction. Should NOGS not be able to obtain such an opinion, either the seller or Northern may terminate the agreement and both parties agree that the $10,000.00 payment by NOGS to Gallatin shall be refunded in full within ten (10) days of the termination of the Agreement.

NOGS agrees to pay $1,500,000.00 and 275,000 shares of restricted stock in NOGS for approximately 10,000.00 net acres and approximately 10,000.00 gross acres, as set forth on the attached Exhibit “A” (“Purchased Leases”).

Gallatin shall convey all Purchased Leases unto NOGS utilizing a mutually acceptable form of assignment and shall deliver the Purchased Leases unto NOGS with an eighty-one (81%) percent NRI.

Closing on this transaction shall take place no later than August 17, 2007. Closing may be by mail or in person as decided by NOGS and Gallatin. At such Closing, NOGS shall authorize the issuance of 275,000 shares of restricted stock and wire transfer $1,490,000.00 to Gallatin’s account and Gallatin shall deliver the appropriate assignment unto NOGSS. If NOGS does not wire transfer $1,490,000.00 by 5:00 p.m. EDT on August 17, 2007, this Agreement shall become null and void.

Gallatin shall provide documentation NOGS deems necessary to satisfy NOGS as to title of the Purchased Leases. Upon 30 days prior to closing, Gallatin shall provide NOGS with copies of all Purchased Leases, confirmation of payment for all bonus, delay rentals or other monies owing third parties for the Purchased Leases, and copies of all ownership reports or other title information which Selling Party has in its possession that relate to lands covered by the Purchased Leases.

NOGS agrees to provide Gallatin with copies of all well information obtained by NOGS, it’s contractors or assigns, from any well drilled on the Purchased Leases or lands pooled, unitized or communitized therewith. Such well information may include, but not limited to, all applications or filings filed with the State of New York, daily drilling reports, logs, test results, core analysis, production tests and production reports.

NOGS and Gallatin have agreed upon an Area of Mutual Interest, as shown in Exhibit “B” (“AMI”).

If you agree with the terms and conditions set forth in this Letter Agreement, please so indicate by signing below in the space provided and returning one (1) executed copy of this letter to the undersigned via facsimile transmission to 952-476-9801.

Sincerely,

Michael L. Reger, CEO
Northern Oil and Gas, Inc.

Agreed to and accepted this 25th day of June, 2007

Gallatin Resources, LLC

By:	/s/ Carter Stewart
Title:	President